Exhibit 99.2

Shoulder Innovations

Third Quarter 2025 Earnings Call November 11, 2025

Presenters
Sam Bentzinger, IR
Rob Ball, CEO
Jeff Points, CFO

Q&A Participants
Patrick Wood – Morgan Stanley
David Roman – Goldman Sachs
Matthew O'Brien – Piper Sandler
Matt – Jefferies
Ryan Zimmerman – BTIG

Operator
Please stand by. Welcome, ladies and gentlemen, to the Third Quarter 2025 Earnings Conference Call for Shoulder Innovations. At this time, all participants have been placed in a listen-only mode. At the end of the company's prepared remarks, we will conduct a question and answer session. Please note that this conference is being recorded and will be available on the company's website for replay shortly.

I would like to turn the call over to Sam Bentzinger, Investor Relations at Gilmartin Group, for a few introductory comments. Please go ahead.

Sam Bentzinger
Good afternoon, and thank you for participating in today's call. Joining me from Shoulder Innovations are Rob Ball, Chief Executive Officer; and Jeff Points, Chief Financial Officer. Earlier today, Shoulder Innovations issued a press release announcing financial results for the quarter ended September 30, 2025. A copy of the press release is available on the investor relations section of the company's website.

Before we begin, I'd like to remind you that this conference call is being recorded, and that management will make remarks during this call that constitute forward-looking statements within the meaning of federal securities laws, and that these are being made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this call that relate to expectations or predictions of future events, results or performance are forward-looking statements. These statements involve material risks and uncertainties that could cause actual results for events to materially differ from those anticipated or implied by these forward-looking statements.

Accordingly, you should not place undue reliance on these statements. For a list and description of the risks and uncertainties associated with our business, please refer to the risk factors section of our most recent quarterly report on form 10-Q, and in our other filings with the Securities and Exchange Commission. Additionally, during this conference call, the company will discuss certain financial measures that have not been prepared in accordance with GAAP. This non-GAAP information should not be considered in isolation or as a substitute for or superior to results prepared in accordance with GAAP. Please refer to the tables in our earnings release for reconciliation of these measures to the most directly comparable gap financial measure.

This conference call contains time-sensitive information and is accurate only as of the live broadcast today, November 11, 2025. Shoulder Innovations disclaims any intention or obligation, except as required by law, to update or revise any financial projections or forward-looking statements, whether because of new information, future events or otherwise.

With that, I will now turn the call over to Rob.

Rob Ball
Thank you, Sam. Good afternoon, everyone, and thank you for all for joining us for our first earning call as a public company. We're very excited to share the results, the details of our exceptional third quarter performance today and review our progress against key priorities driving continued commercial momentum. The top line revenue in the third quarter was $11.8 million, an increase of 58% year-over-year, and over 7% sequentially. We're very pleased with this performance, which was driven by continued market adoption of our implant systems across a growing base of surgeon customers.

Q3 gross margin of 76.2% was also strong and reflects our commitment to enhancing profitability. We continue to take intentional actions to drive further improvement in gross margin, and believe there is additional opportunity for expansion going forward. From a balance sheet perspective, we significantly strengthened our cash position, ending the third quarter with over $137 million in cash and marketable securities, following our convertible notes financing and initial public offering in July, which raised a combined $115 million in gross proceeds.

Our performance and accelerated business momentum exiting the third quarter leaving us incrementally confident in our ability to sustain our commercial progress through '25, '26 and beyond. As a result, we are raising our revenue guidance for the full year to a range of $45 million to $46 million, representing growth of 42% to 45% year-over-year. For the remainder of this call, I will provide a brief introduction to shoulder innovations for those who may be newer to our story, and review our third quarter performance and keep growth priorities in greater detail.

Jeff will then walk through our full third quarter financial results and discuss our outlook for the remainder of 2025. At the highest level, Shoulder Innovation is exclusively focused on transforming the shoulder surgical care market with an initial focus on shoulder replacement, or arthroplasty, we find ourselves in the enviable position of being the only public, well-resourced company with this narrow focus in this highly attractive market. We estimate shoulder arthroplasty currently represents a $2.8 billion annual global market with almost two thirds of that opportunity in the United States. Within the US specifically, we estimate that approximately 250,000 shoulder arthroplasty procedures will be performed in 2025.

Today, our product portfolio of advanced implant systems covers approximately 85% of those procedures, encompassing both anatomic and reverse shoulder arthroplasty. This comprehensive portfolio includes various specifically designed components capable of different modes of operation, optimized for patient specific needs. More importantly, all our systems leverage consistent surgical techniques, our foundational InSet Glenoid technology and the same efficient two-tray instrumentation system. The remaining 50% of procedures represent adjacent indications in fracture and revision, which we intend to fully enter in the near future, with several additional products currently in our pipeline. I'll share an exciting update on this front later in the call.

Our product portfolio serves as the foundation for what we refer to as Shoulder Innovation's broader ecosystem. In addition to our implant products, this ecosystem also includes best-in-class enabling technology, differentiating efficient instrumentation systems, specialized support and a surgeon-to-surgeon collaboration model. Together, these elements are designed to address the long-standing clinical and operational challenges in the shoulder surgical market by improving outcomes, simplifying procedures and increasing efficiency across all sites of care and our own operations.

As mentioned, we are primarily known for our foundational technology, the InSet Glenoid, a technology that addresses glenoid loosening, the primary complication with anatomic shoulder arthroplasty. With the InSet Glenoid, published data shows an 87% reduction in the mechanism of action leading to failure, namely glenoid loosening. Long-term results published in multiple peer-reviewed publications demonstrate zero surgical complications, zero loose implants, and 100% implant survivorship at nearly nine years that follow. These outcomes represent significant improvement over the standard of care designs.

We are also focused on enabling technology as a key driver of our approved outcomes in the future. Pre-operative planning plays a vital role in improving workflow and patient outcomes, thereby supporting market adoption. To that end, we view our ProVoyance platform, which is integrated with all of our products as a key element of our success. ProVoyance, which we believe to be the first AI-enabled pre-operative planning solution in the market, allows the surgeon to virtually perform procedures before operating using a CT-based 3D model of each patient's anatomy. I'll note specifically, that within our ability to measure virtually all our implants incorporate ProVoyance, making it a routine part of surgeon workforce.

Finally, we continue to benefit from the shift in procedures from hospitals to ambulatory surgery centers, or ASCs, following CMS's decision to approve ASC reimbursement for shoulder arthroplasty in early 2024. Our early anticipation of this shift enabled us to offer a distinct advantage in the ASC setting with a two-tray instrumentation system, compared to the eight to 10-tray typically required by competitors. As a result, our ASC procedures grew from about 10% in December 2023 just prior to the reimbursement decision, to over 30%, positioning as well to benefit from the ongoing transition toward ASCs as a preferred site of care in the space.

Holistically, we believe our unique ecosystem, combined with being the only company with a singular focus on the shoulder specialists has supported our financial and operational performance today. To sustain our above market growth and drive continued commercial momentum, we are focusing on three key strategic priorities, which in the near-term include driving adoption among new surgeons, increasing penetration in our existing surgeon customer base, to increase procedural volume and adding products to our portfolio to address the remaining unmet needs of patients and surgeons. This includes both expanding indications and continued enabling technology.

We are executing well across each of these priorities with clear progress demonstrated in the third quarter, which I'll touch on now. I'll begin by reviewing our efforts to drive adoption among new surgeons. For context, our commercial model, we sell all our products through a network of independent distributors. To that network, we then overlay a dedicated W-2 commercial leadership team with a primary focus of identifying high-volume surgeon targets. To enable this, we leverage a proprietary business Intelligence platform allowing us to precisely target our efforts to where we can make a difference and understand our effectiveness in making conversions.

In total, there are about 15,000 surgeons in the US performing at least one shoulder arthroplasty each year, with roughly 1,800 high-volume shoulder specialists accounting for the majority of procedures. These shoulder specialists perform 35 or more procedures annually. Interestingly, while on average, these surgeons perform around 80 arthroplasties annually, shoulder replacement typically represents less than half of the surgical volume for these surgeons. We segment this group of 1,800 high-volume surges into three categories by the way they interact with shoulder innovations, prospects who perform one to two procedures per quarter, contenders who perform three to eight and core surgeons who perform nine or more.

Combined, our core and contender services generate approximately 95% of our total revenue. This stickiness contributes to our revenue projectability and is validation that positive outcomes is fueling continued uptake among surgeons. We have consistently expanded our base of these core and contender surgeons each quarter through 2025 and have done so at a rapid pace. For instance, last quarter, we announced a nearly 50% year-over-year increase in our core and contender surgeons. These increases have primarily been driven by enhanced awareness of the SI brand, supported by the targeted efforts of our commercial leadership team in identifying and converting high-volume surgeons.

While we intend to provide our core and contender surgeon count on an annual basis moving forward, I'll share that we again increased the number of core and contender surgeons at the same pace during the third quarter, and expect that trance to be durable moving forward. Once we win new surgeons and they become integrated into our ecosystem, our second priority is to drive increased procedural volume. To achieve this, we seek to transition surgeons over time from prospect to contender and from contender to core by increasing penetration and utilization. In Q3 our core and contender customers skewed more towards core surgeons, highlighting our ability to increase utilization into this critical high-volume cohort.

A key driver of this is our surgeon-to-surgeon education program facilitated by our customer experience and medical education team, the third component of our broader commercial organization. We are committed to fostering a collaborative community among shoulder surgeons where expertise is shared, new ideas are exchanged and best practices are disseminated to enhance clinical outcomes. By facilitating these peer connections, we strengthen engagement within our ecosystem and reinforce its real-world success.

As surgeons share their positive experiences with our ecosystem and the impact of patient outcomes, we believe this organic advocacy further accelerates adoption, positioning us to benefit from the natural network effects within the shoulder surgical care community. As an example, just this past weekend, our team facilitated our second national shoulder symposium this year, focused on learning and education around our ecosystem. This event was by far the largest in our history, and included wet lab surgical training as well as robust didactic sessions, all designed, written, proctored and driven by surgeons.

Of note and unsolicited from the podium, a number of surgeons highlighted the particular value SI provides in creating this community and the positive impact it's having on their practice. This has been a highly intentional effort by our team, and we take great pleasure in hearing the impact it's having. We continue to believe there's a clear differentiator that's helping to drive results.

Results in Q3 demonstrate the benefit of our commercial model to total implant volume increased 53% year-over-year, to 1,584 units across our prospect, contender and core surgeon customer base. This performance was driven by a couple of factors. Consistent with prior quarters, implant volume continued to rise as utilization ramped among existing surgeons, particularly those added late last year and early in 2025. In addition, newly onboarded surgeons are ramping more quickly and becoming more productive sooner, which particularly supported the increase in implant volume on a sequential basis, which grew 5%.

As an elective procedure, shoulder arthroplasty typically experiences a summer slowdown. Consistent with prior years, this trend was present in Q3, as average procedure volume among our early cohort core surgeons was down slightly on a sequential basis in Q3 versus Q2. However, we're particularly excited to note that we overcame this normal seasonal downtrend through deeper penetration in later surgeon cohorts as well as new customer additions to drive meaningful sequential quarter-to-quarter growth.

Looking ahead, we believe our commercial model is well optimized to ensure we can continue to add appropriate resources to aggressively grow our customer base. Importantly, we expect to make further significant investments in our sales force as we scale from these early market share positions, driving greater predictability of our business. Leveraging our independent network will create a clear opportunity for operational leverage as we scale, a factor we consider critical to our success.

To ensure we continue to equip our growing surgeon customer base with a comprehensive best-in-class suite of shoulder surgical care solutions, our third strategic priority is focused on developing and launching new technologies to address the remaining unmet needs of patients and surgeons. As part of these efforts, in the third quarter, we launched our InSet 70 humeral stem, the latest expansion of our I-Series humoral stem product line. The InSet 70 is indicated for both anatomic and reverse shoulder arthroplasty, addressing a broad range of clinical needs.

Featuring the same reliable fixation and streamlined workflow as the longer InSet 95, it also provides the added benefit of the bone sparing nature being the shortest possible stem indicated for reverse arthroplasty. It also maintains the special biomechanics we're known for with customers' feedback strongly suggesting differentiating improvements in the postoperative motion compared to other products and techniques. This bone-sparing approach is gaining traction in the marketplace, and the launch of I-70 further strengthens our commitment to innovation, improved patient outcomes and meaningful value for surgeons.

We executed a robust, limited user release in Q2 and Q3 with 100% successful customer response. We are pleased with the commercial uptake we have seen so far in the marketplace with this new product. We're also focused on expanding our product portfolio and capabilities with the goal of providing a comprehensive suite of solutions that cover 100% of shoulder procedures performed. We have several new applications planned in the near-term, including fracture, revision and mental sensitivity. These new applications will enable us to capture the remaining 15% of shoulder procedures that our product portfolio currently does not cover.

The first of these efforts focuses on an indication expansion. We are pleased to share that we recently received FDA 510(k) clearance that expands our I-Series humeral implant product line to include certain fracture indications. We plan to initiate a limited market release in the coming weeks, while we simultaneously seek to advance the full breadth of indications with FDA through the remainder of 2025 and into early 2026.

Separately, we also remain on track to launch a new line of humoral and glenoid technologies for the portion of the population who have metal hypersensitivity and may experience adversity associated with allergic reactions for metal implants. We expect to receive FDA clearance and subsequently launch these technologies in the coming weeks, and we look forward to sharing additional updates as we're able to. Importantly, these new products and applications are associated with higher ASPs, making them constructive to gross margin and providing a double benefit to our near-term market growth.

Finally, in parallel to new implant development and indication expansion, we believe we can further extend our competitive position by introducing complementary enabling technologies to support the full continuum of care in shoulder surgery. As I have shared recently, we've made significant progress in this area, and couldn't be more excited about the opportunity. We're looking forward to sharing more on this front in the coming weeks.

Looking beyond the near-term, we see significant opportunities to further broaden our impact and extend our leadership position. From a longer-term perspective, we plan to evaluate entry into attractive international markets over time, which we currently do not have a presence in, and expand into adjacent markets beyond shoulder arthroplasty. With adjacent markets particularly among the 1,800 high volume surgeons that we're targeting, shoulder arthroplasty typically represents less than half of their case volume. The rest of their surgical volume is commonly comprised of sports medicine and shoulder trauma procedures, both of which are highly relevant markets for us to target moving forward.

Sports medicine, driven largely by rotator cuff procedure is a market with a similar size and growth rate to shoulder arthroplasty. This creates a meaningful opportunity to expand our TAM within our existing customer base. I'll continue to update you on our progress on these initiatives as we move forward.

With that, I'll now turn the call over to Jeff Points, our CFO, to review our third quarter results in more detail and provide our outlook for the remainder of 2025.

Jeff Points
Thanks, Rob, and good afternoon, everyone. As Rob mentioned, total revenue for the third quarter of 2025 was $11.8 million, a 58% increase from $7.5 million in the prior year. Our unique commercial model and proprietary business intelligence capabilities drove continued commercial expansion in the third quarter, resulting in increased adoption of our implant systems across new and existing surgeons. Gross margin for the third quarter of 2025 was 76.2% compared to 76.5% in the prior year.

Selling, general and administrative expenses in the third quarter of 2025 were $15.1 million, compared to $8.5 million in the prior year. The increase was primarily driven by increased head count on commercial organization, higher legal costs related to litigation, higher variable selling expenses and increased professional service fees related to our transition to a public company. We expect an increasing amount of investment in the fourth quarter reflecting our accelerated commercial momentum, the continued impact of ongoing litigation, which is nearing resolution, and our first full quarter of public company expenses.

Research and development expenses in the third quarter of 2025 were $1.5 million compared to $1.1 million in the prior year. The increase was primarily driven by investment in new product development efforts. Net loss in the third quarter of 2025 was $8.7 million compared to a loss of $4.1 million in the prior year. The adjusted EBITDA loss in the third quarter of 2025 was $7.5 million, compared to a loss of $2.9 million in the prior year. The increase in net loss and the adjusted EBITDA loss was primarily related to increasing operating expenses and changes in the fair value of the company's preferred stock warrant liability and convertible notes.

Our cash and cash equivalent as of September 30th, 2025 were $137 million. This includes gross proceeds of approximately $115 million from our July convertible notes financing and IPO. We continue to believe these funds put us in a strong financial position to continue investing in growth while enabling us to achieve cash flow break even with cash on hand.

Turning now to our outlook for the remainder of 2025, reflecting the strong momentum year-to-date, we now expect full year 2025 total revenue to range from $45 million to $46 million, up from our prior guidance of $42 million to $44 million, which represents annual growth of 42% to 45% over 2024.

With that, I'll turn the call back to Rob for a few closing remarks.

Rob Ball
Thanks, Jeff. We are very pleased with our performance in the third quarter and see substantial runway for growth within our $2.8 billion shoulder arthroplasty market. Our disruptive ecosystem, backed by strong clinical results and improved outcomes for patients and surgeons, is addressing the existing limitations within this market and driving accelerating business momentum. Further, a unique commercial organization and proprietary business intelligence capabilities, AI-enabled preoperative software offering and novel product suite position as well to capture share in this market, particularly as shoulder surgical care continues to grow in the outpatient settings.

We appreciate your support and continued interest in Shoulder Innovations as we work towards our mission to redevelop, redefine shoulder surgical care and enable best-in-class outcomes for shoulder specialists and their patients. We look forward to sharing updates with you on our progress in the quarters and years to come.

With that, I'll now turn the call over to the operator for Q&A. Operator?

Operator
Thank you. Ladies and gentlemen, if you would like to ask a question, please press star, one, on your telephone keypad and a confirmation tone will indicate your line is in the question queue. You may press star, two, if you would like to remove your question from the queue. For participants using speaker equipment and may be necessary to pick up your handset before pressing the star keys.

And our first question comes from the line of Patrick Wood with Morgan Stanley. Please proceed.

Patrick Wood

Hey, guys. Thanks so much and congrats on the first set of results. I'd love just to start--I love it. I'd love just to start with, basically, the strength of the business you know that we saw this quarter, and how things landed versus at least your internal expectations. Would it be fair to say, the volumes came in considerably ahead of where you were hoping, but the surge in engagement--I'm curious, we can all see versus what our external expectations were, but how did it land relative to how you feel things were going to pan out?

Jeff Points
Yeah. So we obviously came away very excited, Patrick, with the way we performed. We saw performance as a function of both, kind of existing customers continuing to lean in further, kind of driving those customers from that contender spot to core spot. So obviously, we share already that as we progressed through the quarter, we were able to move a number of those customers towards core and then just have continued to add kind of customers before the quarter and through the quarter. So obviously, that business momentum has accelerated relative to where we were early in the year.

And, kind of, we're obviously excited about that and are kind of planning on driving that in a go-forward basis. For sure, we came in strong relative to our guidance and I think that's just a function of, obviously, we remain a relatively immature business as we grow. And we are continuing to reduce, I'll characterize as standard deviation of volatility, if you will, in kind of surgeon-by-surgeon volume. And so obviously, that growth then helps us to kind of continue to prove the predictability of the business.

Patrick Wood
That's awesome. And then just a quick follow-up. You obviously mentioned that the newer surgeons are ramping faster with each cohort that's coming on board. How are you guys managing that? Is that a function of getting better at onboarding people, getting them into the ecosystem faster? What's kind of driving that?

Jeff Points
Yeah, thanks. Thanks. Patrick, great question. So we do manage those groups, indeed by cohorts, and so that's how we're able to analyze and understand that as we've produced those cohorts, quarter by quarter, we are indeed driving faster ramp through the funnel, so to speak. I'd say it's a function of a number of things. One, as we mature as a business, kind of our brand equity has increased, and so there's a more implied trust related with that brand. So I think that's one element that has been helpful.

Obviously, as we have scaled our commercial organization, and we've grown in our talent in that commercial organization, that group has become much, much more skilled at leveraging our business intelligence platform for a couple things. One is, indeed, identify who are the right targets to invest our time and energy in. But then also, those that we have begun to make progress with, how do we cultivate that progress through the funnel for those individuals. And so the way those teams work together and leverage the business intelligence functions has certainly matured very nicely over the past, I'll call it year to 18 months, and has indeed caused an acceleration of our ability to grow those surgeons towards that core status, which we're after.

Patrick Wood
Love it. Thanks, Jeff. Thanks, guys.

Rob Ball
Thank you.

Operator
The next question comes from the line of David Roman with Goldman Sachs. Please proceed.

David Roman
Thank you, and good afternoon, everyone. Appreciate all the detail and background as you kick off your first earnings call here as a public company. And maybe just to pick up a little bit here on the outlook, as I think about the comments you made about Q3 and seasonal dynamics, then contrast that with how you're presenting the outlook for Q4, it does contemplate fairly marginal sequential growth. So maybe you could just unpack some of the assumptions in the Q4 guidance, and perhaps it's also a good opportunity just to talk to us a little bit about your philosophy in setting guidance as you progress post-IPO.

Jeff Points
Yeah. So David, I'll start with that. Maybe I'll start with your last question, just on kind of our philosophy. But obviously, we're going to be kind of use a disciplined, thoughtful approach to setting guidance. We're always going to incorporate the latest and best information we have available to us at the time. Keep in mind, we mentioned a couple times now our state-of-the-art business intelligence platform, so we've got a significant amount of data that we utilize to help us predict and provide outlooks and forecasts, and so that's kind of how we build it. Obviously, look at it a lot of different ways, and I think as we look at Q4, we're using all that information to kind of build that up.

Really pleased with the momentum that we have kind of coming out of Q3 into Q4. And really, our confidence in that Q4 guidance is grounded in the same drivers that have propelled us kind of through Q3 so far. We're just really executing well across the entire business, both adding new surges to our customer base and then seeing increased procedure volume by existing surgeons as well. So we think that will obviously bode well for the rest of the year and was really how we determined the appropriate guidance for the balance of 2025.

David Roman
Very helpful. And maybe, Rob, you could talk to us a little bit. You laid out some of the timelines for new product launches and allowing you to access a broader set of the market here. But maybe you could help us further thing through just the ramp timelines, any framework you can help us put around the impact of new product launches, like you have the shorter stem approved now, you're obviously continuing to see ProVoyance roll out and have a number of new products coming in, exiting this year and into '26. So how should we contextualize just product launch timing and when that ultimately translates into an impact to the business?

Rob Ball
Yeah, sure. Thanks, David. Appreciate the opportunity here. So think about three new products. You have I-70, you have the I-135, which is for fracture indications, and then what we call N-22 or those devices that are for the hypersensitivity to metallic alloys. So I-70, as I mentioned, is now in market, fully commercial launched, and we're seeing that ramp really nicely. Obviously, it's very early in that launch kind of process, and so we're not necessarily forecasting a massive bolus of growth associated with that in '25 and think that will be more impactful in 2026.

We really expect to be able to kind of begin with the I-135 and what will characterize as a limited user release phase, really early in 2026, very early in 2026. That's our intention at this point. So we would go through a limited early release phase and then transition into a full launch, probably later in the first half of '26. And then with the N-22, we actually have product in the warehouse today. We are completing the regulatory process so as to be able to release that product. That is something I'm hopeful very early in 2026 that we will be able to release into the marketplace. That does not warrant so much of a of a limited user release. It's a quite a bit simpler product; I'll put it that way. And so we're hopeful that that can expand a little more aggressively in 2026, but that gives you a good feeling.

David Roman
And maybe I can sneak one more in here. You talked about the summit you hosted over the weekend, which was very prominently featured by a number of your surgeon partners on social media. Can you just maybe give us your takeaways in a little bit more detail from that meeting? What were some of the highlights, especially as it relates to surgeons who are first time being exposed to shoulder innovations?

Rob Ball
Yeah. I mean, as you can imagine, we came away extremely excited about the feedback we received from the meeting. We have done at least six of these meetings, probably more. I apologize, I don't remember the number off the top of my head, but we have definitely grown with each meeting. But I will characterize, this was our largest by far, meeting, which included a very full cadaveric laboratory session and a very, as I mentioned, robust didactic session.

I'd characterize feedback from the meeting was extremely positive, with many elements of direct feedback with surgeons kind of committing, like they understand it and want to convert. And so it's been a really fun kind of couple days coming off that that time in Nashville with that group of surgeons. So obviously, we couldn't be much more excited than the impact we expect that can have here on the next couple quarters.

David Roman
Excellent. Thanks so much.

Operator
The next question comes from the line of Matthew O'Brien with Piper Sandler. Please proceed.

Matthew O'Brien
Good afternoon. Thanks for taking my question. I know that the unit number came in nicely above expectations, which was great to see, especially seasonally, in a seasonally softer quarter. The other area that generated meaningful upside in our model was the ASP side of things. So Rob, maybe talk a little bit about the mix dynamics that you saw here in Q3 and then how to think about that metric going forward. I'm not saying that it's going to stay at this level forever, but is this something that's somewhat sustainable in this ballpark for the next several quarters? And then have a follow-up? Thanks.

Rob Ball
Yeah, thanks, Matt. Yeah, we agreed that was a notable metric for Q3. And I would characterize maybe not without intention, Matt. So as I mentioned, we do leverage our business intelligence platform to target. And obviously, kind of that can mean targeting accounts where we expect to be able to garner a more profitable transaction. So clearly, some focus by our team in driving that metric was impactful and had a nicely positive result in the quarter. I mentioned already those new products, most of them that are coming in the relative near-term, all are constructed from a gross margin, really from a price standpoint, so we remain quite optimistic around where ASPs can lead for us.

One additional detail is that from a mix perspective, that price was not driven by adjustments in mix from quarter-to-quarter. So we believe, continue to believe, that we perform very close to market, overall market, with respect to our mix between anatomic and reverse procedures. Obviously, just as a recollection, reverse comes in a little bit higher ASP typically, than anatomic does, and so, kind of that's been that's been constructive. I will also say that we have continued to see positive momentum as it relates to transition to ambulatory surgery centers. And as most understand we do have ever so slightly lower pricing at those ASCs, and so those ASPs were improving kind of in spite of that ASC transition as well. So obviously, we're excited about that performance.

Matthew O'Brien
Got it. Very helpful there. And then follow-up is actually for Jeff. Jeff, the EBITDA and the quarter was a little bit lower than we were looking for, despite the revenue upside and the gross margin upside. So maybe just tease out some of these legal costs, if you can just tell us, like, incrementally, how much higher was it? And then when might we start to see a little bit more of the leverage come through? Because, again, you're making some investments at headcount, etc. So when might we see some revenue upside in the quarter really translate into EBITDA upside? Thanks.

Jeff Points
Yeah. So Matt, thank you for the question. And as I mentioned, legal costs obviously kind of really accelerated here in Q3 as we get closer to that, especially the IP case going to trial here in the first half of '26. That ramped up. That will continue into Q4 and likely into Q1. So I think that, obviously, that will persist for the next couple of quarters. And then I think, obviously, we've got a couple of items that were fair value adjustments, both related to the convertible notes and the preferred stock warrants that also impacted EBITDA. Obviously, will not see those again. Those are gone now, between Q2 and Q3. Those also impacted adjusted EBITDA.

And I think, as we think about it, I think on a go forward basis, over time, we're going to see leverage in both R&D and SG&A. I think there's going to be some quarterly fluctuations there, Matt, but I think over time, we're going to focus on driving both of those categories down as a percentage of revenue. Again, there's going to be some quarterly fluctuations here and there, but I think over time we're going to drive that down, and that'll be a focus for us.

Operator
The next question comes from the line of Matthew Taylor with Jefferies. Please proceed.

Matt
Hi. Good afternoon. Thanks for taking the question. This is Matt on the line for Matt Taylor. Maybe just a quick follow-up on the ASPs, which you had this quarter, and like you just mentioned, it seems to be a little bit more durable. So on your 2025 guidance, when you look to increase that, could you help us maybe break down the contribution from higher ASPs versus volume growth?

Jeff Points
Yeah. I think the way to think about it, our ASPs were 7,465 in Q3 that's a good proxy for how we expect that to finish in Q4. I think we've seen a nice ASP increase from Q1 to Q2, Q2 to Q3, so we've increased that throughout the calendar year. I do expect that to stay pretty similar as we go throughout Q4. And then, obviously, the balance of the increase would be unit increases, then in Q4.

Matt
Great. Thank you very much.

Jeff Points
Yep.

Operator
As a reminder, if you would like to ask a question, please press star, one, on your telephone keypad. And the next question comes from the line of Ryan Zimmerman with BTIG. Please proceed.

Ryan Zimmerman
Good evening, and congrats on the first quarter here. Can you hear me OK, Rob and Jeff?

Rob Ball

Yeah. Thanks, Ryan.

Ryan Zimmerman
Great. So a couple questions for me, and then I'll hop back in queue. But one for you, Rob. I mean, as you think about the user base, particularly those that have or use ProVoyance, I'm just curious if you kind of talk about kind of the stickiness with which users are using your product with ProVoyance, and kind of what you see in utilization with those ProVoyance users, maybe relative to the broader market. I think that would, you know, be helpful for us. And then the second question, Jeff, you alluded to some gross margin gains. I know those are kind of a ways away. Just curious, kind of how to think about gross margin opportunities. I know ASPs are going to obviously help, but maybe on more on the cost side, if there's anything to call out, there, or changes in timing, that would be appreciated.

Rob Ball
Yeah. Thanks for the question, Ryan. Specifically as it relates to leverage of ProVoyance, we have seen continued penetration of the use of ProVoyance as a percentage of the number of cases. And how we measure that, Ryan, is just looking at the number of cases that are created in a quarter versus the number of units that we sell in a quarter. And transparently, we've gotten to the point where we can't really discern when cases are not planned, if that makes sense. So we're actually, effectively, planning the same number of cases that we perform. I'll put it that way.

So our belief is, by and large, to the extent that we can measure, 100% of our cases are indeed planned. I'm sure there's some puts and takes there, but it's darn close. That's been a very, very important component of our selling process, both how our sales team communicates with surgeons about use of our products, but then also as part of really the core workflow of using our products. One of the reasons for that is our implant products provide for some really special flexibility as it relates to treating complex glenoids. And use of that planning product in the context of those special treatment options is really, really helpful in a unique way. And I think that's been very, quite important in the way that that surgeon workflow operates, and so as has been very effective from a stickiness standpoint.

Also, I want to emphasize that we don't present a typical pre-operative planning platform. We present a platform that's somewhat automated, in the sense that the surgeon can operate very autonomously. And they can do that on their own, without help of us as a company. And so that's been an important component that gives the surgeon the independence to do that, planning when and where and why they want to, if you will. So it has been important for us. So thanks, Ryan.

Ryan Zimmerman
Appreciate that.

Jeff Points

Yeah, Ryan, and just to follow up on the gross margin question. Obviously, we're very pleased at 76.2%, very attractive gross margins. I would say, longer-term, we're excited about a couple different opportunities. One is we talked about new products. They'll have a higher ASP, a higher margin profile, so the products interaction will benefit from that. There's also cost reduction. As we kind of scale our volume, there's cost reduction opportunities with that volume. And then we've got specific cost down projects underway that we think will start to benefit us, perhaps as early as late 2026. And I think all three of those were excited about what kind of opportunity that provides for gross margin going forward.

Ryan Zimmerman
Thanks, Jeff.

Jeff Points
Thank you.

Operator
Thank you. This concludes the question and answer session. I'd like to turn the call back to Rob Ball for closing remarks.

Rob Ball
Yeah. OK. Yeah. Thanks, everybody. I appreciate the engagement. I'm hopeful we were able to answer some of your questions, and obviously, looking forward to talking again next quarter and going through our results again. So thanks so much for your time. Have a great evening.

Operator
Thank you. This concludes today's conference. You may disconnect your lines at this time and we thank you for your participation.

[End]

Forward-Looking Statements
This transcript contains, and other communications of the company may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as "believe," "expect," "anticipate," "intend," "estimate," "project," "outlook," "forecast," "target," "trend," "plan," "goal," or other words of comparable meaning or future-tense or conditional verbs such as "may," "will," "should," "would," or "could." Statements concerning the company's future are forward-looking statements, and are based on management's current expectations, assumptions and beliefs about the company's business, financial performance, creation of long-term shareholder value, operating results, the industry in which we operate and possible future events. These statements include, but are not limited to, statements regarding the company's anticipated growth prospects and future operating and financial performance. Forward-looking statements convey the company's expectations, intentions, or forecasts about future events, circumstances, results, or aspirations. Forward-looking statements are not guarantees of future results and are subject to risks, uncertainties, assumptions and other important factors, which may change over time and many of which are beyond the company's control, and which could cause the company's actual results to materially and adversely differ from those expressed in any forward-looking statement, including (i) our history of significant net losses; (ii) failure to manage the growth of our business; (iii) our inability to compete successfully against our existing or potential competitors; (iv) failure to develop, retain, or expand an effective dedicated commercial leadership team; (v) risks associated with litigation; (vi) our dependence upon the adoption of our implant systems by hospitals, ambulatory surgery centers, surgeons and patients; (vii) our ability to enhance our implant systems, expand our indications and develop and commercialize additional products in a timely manner; (viii) risks associated with our third-party manufacturers and suppliers; (ix) demand forecasts for our implant systems; (x) our ability to demonstrate to shoulder specialists or key opinion leaders the merits of our implant systems; (xi) federal and state healthcare laws and government regulation and oversight over our devices and operations; (xii) our ability to obtain and maintain patent and other intellectual property protection over our products; (xiii) risks associated with our common stock; and (xiv) the other important factors described in our most recently filed Quarterly Reports on Form 10-Q and subsequent other filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements. The information in this transcript is provided as of today's date only, and, except as required by federal securities law, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or for any other reason after today.